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                                                                     Exhibit 2.4

                         SECOND AMENDMENT TO THE BY-LAWS

                                       OF

                      FUTUREONE, INC., A NEVADA CORPORATION



         This Article IX of the By-Laws of the Corporation be, and it hereby is amended as follows:

             ARTICLE IX --INDEMNIFICATION OF DIRECTORS AND OFFICERS

1.       GENERAL.

         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.       DERIVATIVE ACTIONS.

         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the Corporation or for amounts paid in settlement to the Corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

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3.       INDEMNIFICATION IN CERTAIN CASES.

         To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article IX, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.       PROCEDURE.

         Any indemnification under Sections 1 and 2 of this Article IX (unless ordered by a court or advanced pursuant to Section 5 of this Article IX) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

5.       ADVANCES FOR EXPENSES.

         Expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it shall be ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation as authorized in this
Article IX.

6.       RIGHTS NOT-EXCLUSIVE.

         The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the other Sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to
Section 2 of this Article IX or for advancement of expenses made pursuant to
Section 5 of this Article IX, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

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7.       INSURANCE.

         The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and liability and expenses incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX.

8.       DEFINITION OF CORPORATION.

         For the purposes of this Article IX, references to "the Corporation" include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

9.       OTHER DEFINITIONS.

         For purposes of this Article IX, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article IX.

10.      CONTINUATION OF RIGHTS.

         The indemnification and advancement of expenses provided by, or granted pursuant to this Article IX shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. No amendment to or repeal of this Article IX shall apply to or have any effect on, the rights of any director, officer, employee or agent under this Article IX which rights come into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.


         This Article X of the By-Laws of the Corporation be, and it hereby is amended as follows:

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                             ARTICLE X - AMENDMENTS

BY SHAREHOLDERS:

         All By-Laws of the Corporation shall be subject to alteration or repeal and new By-Laws may be made by a majority vote of the shareholders at the time entitled to vote in the election of Directors.

BY DIRECTORS:

         The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, By-Laws of the Corporation; provided, however, that the shareholders entitled to vote with respect thereto as in this Article X, Section 1, may alter, amend or repeal By-Laws made by the Board of Directors, except that the Board of Directors shall have no power to change the quorum for meeting of shareholders or of the Board of Directors or to change any provisions of the By-Laws with respect to the removal of Directors or the filling of vacancies in the Board resulting from the removal by the shareholders. If any By-Laws regulating an impending election of Directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of Directors, the By-Laws so adopted, amended or repealed, together with a concise statement of the changes made.


         This Article XI of the By-Laws of the Corporation be, and it hereby is incorporated herein:

                           ARTICLE XI - SAVINGS CLAUSE

         Should any part, clause, provision or condition of these By-Laws be held to be void, invalid or inoperative, for any reason, then such invalidity shall not effect any other part, clause, provision or condition hereof, but the remainder of these By-Laws shall be as effective as though such part, clause, provision or condition had not been contained herein.

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